Exhibit 1





Contact:  Ray Pellecchia           For Release:   Immediately
                                                  Monday,
                                                  October 30, 1995


           NEW YORK STOCK EXCHANGE TO SUSPEND, DELIST
                   LOMAS FINANCIAL CORPORATION



     New York, October 30, 1995---The New York Stock Exchange announced today that trading in the common stock of Lomas Financial Corporation---ticker symbol LFC, and the 9% Convertible Notes due October 31, 2003---ticker symbol LFC/03---will be suspended immediately. Following the suspension, application will be made to the Securities and Exchange Commission to delist the issue.

     The NYSE normally gives consideration to delisting the securities of a company when the company falls below any of the NYSE's continued listing criterion. The NYSE's action is being taken because the Company, which filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on October 10, 1995 fell below the NYSE's continued listing criteria related to: aggregate market value of shares outstanding (less than $8 million) together with average net income after taxes for the past three years (less than $600,000); and net tangible assets available to common stock (less than $8 million) together with average net income after taxes for the past three years (less than $600,000).

     The NYSE noted that it may at any time suspend dealings in a security if it believes that continued dealings in the security on the NYSE are not advisable.